Exhibit 10.16

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

MASTER SERVICE AGREEMENT

This Master Service Agreement (the “Agreement”), effective as of February 22, 2017 (the “Effective Date”), is established between Centre for Probe Development and Commercialization, a not-for-profit research and services institution with offices located at McMaster University, Nuclear Research Building, 1280 Main Street West, Hamilton, Ontario, Canada, L8S 4K1, (“CPDC”), and Fusion Pharmaceuticals Inc. (“FUSION”), having a place of business at Nuclear Research Building, 1280 Main Street West, Hamilton, Ontario, Canada, L8S 4K1, to define the general conditions to govern any contracted services to be undertaken for FUSION by CPDC. In this Agreement, FUSION and CPDC may be referred to individually each as “Party” or collectively as the “Parties.”

1.

RECITALS: CPDC is a not-for-profit centre of excellence focused on the research, development and commercialization of radiopharmaceuticals and that has the capacity to engage in GMP manufacturing specializing in radiopharmaceutical development.

To advance the clinical development and future commercialization of its technologies, CPDC created FUSION. In creating FUSION, the Parties have entered into a separate licensing agreement dated November 19, 2015 to provide rights in certain CPDC technology to FUSION.

In connection with entering into this Agreement, the Parties have also entered into a further licensing agreement dated February 21, 2017 to provide rights in certain other CPDC technology to FUSION.

FUSION is a clinical stage biopharmaceutical company discovering and developing novel targeted radiopharmaceutical products for treatment and/or diagnosis of human disease.

To continue the development and commercialization of this technology, FUSION wishes to obtain Services from CPDC and CPDC wishes to provide Services to FUSION.

NOW, THEREFORE, in consideration of their mutual promises to each other hereinafter stated, the Parties agree to freely enter into an Agreement whereby CPDC provides Services to FUSION in which CPDC uses reasonable best efforts to provide FUSION [***]. The specifics of Services will be defined in individual Work Orders.

2.

SERVICES: CPDC is hereby engaged by FUSION to provide services, from time to time, as mutually agreed upon by the Parties in one or more Work Orders (“Work Order”), each of which will be in writing signed by authorized representatives of the Parties, incorporated by reference and made a part hereof (“Service” or “Services”). Services may include but are not limited to: chemical, radiochemical and biological research, animal studies, product development or manufacturing. Each Work Order will include detailed information concerning one or more particular project(s) relating to the Services, including a description of the specific work to be performed, target completion dates, a detailed budget, and a schedule of payments. Each Work Order will otherwise be governed by the terms of this Agreement, but in the event of a conflict or inconsistency between the terms of this Agreement and the terms of any Work Order which cannot reasonably be reconciled, such Work Order shall prevail as the subject matter pertains to such specific Work Order, but this Agreement shall otherwise prevail in respect of all other matters which are general in nature with respect to Work Orders.

3.	[***]: Subject to the remainder of this Section 3, for the period from the date the first Work Order under this Agreement is executed by the Parties to the termination or expiration of this Agreement,

CPDC shall [***] provide services related to alpha particle emitting radiotherapeutics to FUSION [***] This Section 3 shall terminate and be of no further and effect if the first Work Order under this Agreement has not been entered into by the Parties within [***] of the Effective Date. The Parties shall negotiate in good faith and use reasonable best efforts to enter into a Work Order upon the earlier of: (a) within [***] of the Effective Date; and (b) the closing of an equity financing of FUSION, whether in a single transaction, or in a series of related transactions, with aggregate gross proceeds to FUSION of at least [***].

4.

PERFORMANCE OF WORK: CPDC shall perform the Services described and defined in each Work Order in a professional, diligent workman-like manner and in accordance with the terms and provisions of this Agreement and such Work Order. When performing any Services for FUSION, CPDC shall use reasonable best efforts to [***]. Each Work Order shall provide specific details [***]. CPDC will not change or modify any services required by such Work Order unless CPDC and FUSION mutually agree in writing in advance to the changes. Any such agreement shall be in compliance with any applicable federal regulations governing the applicable Service, including any amendments or changes. CPDC shall maintain complete and accurate records of documents, information, computed and raw data, and materials used or generated in performance of the Services in a professional manner so as to permit FUSION to review such records in full in accordance with this Agreement. Final Service reports shall be delivered to FUSION according to the timelines specified in the applicable Work Order. During the course of providing Services and following completion or termination thereof, CPDC will promptly reply to any questions regarding the summary of results or any other matter relating to such Services. CPDC shall report to and consult with representatives, agents, consultants or sublicensees of FUSION as required by the applicable Work Order and as may be reasonably requested in writing by FUSION.

5.

STAFFING AND EQUIPMENT: CPDC represents and warrants that it possesses sufficiently trained staff and necessary infrastructure to conduct the Services. In addition, CPDC management shall appoint a qualified project lead to manage all aspects of the Services. FUSION will have the right to review their credentials and approve of the project lead, with such approvals not to be unreasonably withheld.

6.

CONFIDENTIALITY: The exchange of information between the Parties pursuant to this Agreement shall be subject to the Mutual Nondisclosure Agreement (the “NDA”) executed by the Parties on [***]. Any Confidential Information (as defined in the NDA) disclosed pursuant to this Agreement shall only be used by the receiving Party in connection with the performance of Services pursuant to this Agreement.

7.

FUSION MATERIALS: FUSION may provide FUSION Materials (as defined below) to CPDC in order for CPDC to perform the Services, which will be explicitly identified in each Work Order. “FUSION Materials” include but are not limited to: [***]. FUSION Materials are and shall remain the sole and exclusive property of FUSION, and shall not be transferred to any other party without prior written permission from FUSION. During the term of this Agreement, FUSION hereby grants CPDC a limited, royalty-free, non-transferable, non-exclusive license to use FUSION Materials solely as is necessary to perform the Services. For the sake of clarity, FUSION has not granted CPDC a license to use FUSION Materials in any services performed by CPDC for the benefit of third parties. No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except those specifically set forth herein. Without limiting any of the foregoing, all discoveries and inventions (whether or not patentable) that arise from or relate to FUSION Materials shall be the exclusive property of FUSION.

8.

OWNERSHIP OF WORK PRODUCT: Any work product (including, without limitation, any API, drug product, drug precursor, research & development report and presentation, manufacturing and testing data (whether in paper or electronic form) created by or behalf of CDPC for FUSION in connection with the performance of the Services (“Work Product”) shall be the exclusive property of FUSION and CDPC hereby assigns all right, title and interest in the Work Product (including, without limitation, all intellectual property rights therein) to FUSION; provided if such assignment in respect of a certain Work Product is not permitted by law, CPDC shall grant to FUSION an exclusive, fully paid, perpetual, irrevocable, transferable worldwide license (with the right to sub-license) to use and commercially exploit such Work Product for any and all purposes. Without limiting the foregoing: (a) all discoveries and inventions (whether or not patentable) that arise from or relate to any Work Product shall be the exclusive property of FUSION; and (b) FUSION shall have the right to obtain, and to hold in its name, patents, copyright registrations or trade-mark or service mark registrations or such other protection as may be appropriate in connection with the Work Product, and any extensions and renewals thereof. CPDC hereby waives all moral rights in respect of any Work Product which CPDC now has or may have hereafter, which waivers may be invoked, without limitation, by FUSION, any person authorized by FUSION to use such Work Product or any subsequent assignee of such Work Product. CPDC shall provide FUSION all reasonable assistance and shall execute, and shall cause any CPDC personnel or subcontractor that participate in the preparation of any Work Product to execute, all documents necessary to assist and/or enable FUSION to perfect, preserve, register and/or record its rights in and to such Work Product.

9.

CPDC MATERIALS: If any CPDC Materials (as defined below) are included in any Work Product, then CPDC shall grant to FUSION a non-exclusive, fully paid, perpetual, irrevocable, transferable worldwide license (with the right to sub-license) to use and commercially exploit such CPDC Materials in conjunction with such Work Product. “CPDC Materials” include but are not limited to: [***]. For greater certainty, CPDC Materials are and shall remain the exclusive property of CPDC.

10.

STORAGE OF WORK PRODUCT: Unless stipulated otherwise in a given Work Order, CPDC shall store all Work Product for a maximum of [***] following completion of the activities specified within a given Work Order (in each case, the “Retention Period”). If requested in writing by FUSION, CPDC shall store Work Product for a reasonable period beyond its Retention Period for a reasonable annual fee to be mutually agreed upon by the Parties. Once the Work Product has been delivered by CDPC to FUSION, CPDC shall have the right to make and retain copies of Work Product solely for the purposes of complying with this Section 10. At the end of the applicable Retention Period, CPDC shall not discard or destroy the applicable Work Product without giving FUSION written notice of its intention and a reasonable opportunity to have such Work Product shipped to FUSION or to another facility selected by FUSION, at FUSION’s expense.

11.

COMPLIANCE WITH LAWS: CPDC shall comply with all applicable laws, ordinances, rules, and regulations, whether federal, provincial, municipal or local, including applicable regulations embodied by and commonly referred to as the Good Laboratory Practices (21 CFR Part 58), Good Manufacturing Practices (21 CFR Parts 210 and 211), and/or Good Clinical Practices (as described in, but not limited to: 21 CFR Parts 50, 54, 56, 312, 314, and 320), as relevant to the Services, as well as any additional specific requirements set out in the Work Orders.

12.

INSURANCE: CPDC represents, warrants and covenants that it carries and will continue to carry during the term of this Agreement adequate levels of the following insurance: Worker’s Compensation, Commercial General Liability, Products, Clinical Trial and Professional Liability. Certificates of insurance shall be made available to FUSION upon request.

13.

PUBLICATION RIGHTS AND MATTERS: CPDC shall not publish any results from its performance of Services for FUSION unless FUSION provides prior written approval. FUSION shall be free to publish such results but any such publication shall appropriately credit and recognize CPDC and its employees, if applicable. FUSION shall not attribute to CPDC any interpretation of results furnished under this Agreement. Neither Party shall use the names of the other Party or any of its personnel for promotional purposes without the other Party’s written approval. For the avoidance of doubt, all results from CPDC’s performance of Services for FUSION are, and shall be, the exclusive property of, and Confidential Information of, FUSION.

14.	INDEPENDENT CONTRACTOR: CPDC, its employees and other individuals assigned by them to perform Services hereunder are acting in the capacity of independent contractors of FUSION.

FUSION shall not be responsible for withholding and shall not withhold taxes of any kind from any payments it owes to CPDC. CPDC is responsible to provide all compensation, benefits and/or insurance to its employees and agents.

15.

SUBCONTRACTING AND ASSIGNMENT PROHIBITED: Unless specified in a Work Order, CPDC shall not subcontract any of the Services to be performed by it pursuant to this Agreement without the express written consent of FUSION. No assignment of this Agreement may be made by CPDC except under the express written consent of FUSION. In the event that FUSION approves CPDC to subcontract Services or delegates such Services to third party, CPDC shall be fully responsible for the compliance of such third party with this Agreement unless otherwise stated in an applicable Work Order.

16.

EQUIPMENT: FUSION may provide or pay for equipment in performance of the Services (“Equipment”). Such Equipment shall be fully specified in the applicable Work Order and the value of all Equipment will be itemized in the applicable Work Order and/or in attachments thereto. The title to and maintenance of Equipment shall be agreed to and specified the applicable Work Order. While in its possession, CPDC will maintain Equipment provided for use in good operating condition and in a secure environment, subject to the following: the cost of maintenance and repair necessary for proper operation of the Equipment during the course of the Services will be paid for by FUSION, but only if authorized in advance by FUSION.

17.

FUSION AUDITS: FUSION, in its sole discretion and at its cost and expense, may conduct audits on CPDC’s premises. Audits will be performed by FUSION and/or by a qualified third-party designated by FUSION, which shall not be any of CPDC’s competitors. In the case of for-cause audits, CPDC will receive advanced notice (which notice period shall not be less than [***]) of any forthcoming audits including information on what will be audited. For all other audits, CPDC will receive at least [***] advance notice. CPDC shall provide feedback to FUSION’s for-cause audit findings and/or corrective action items not more than ([***] after the receipt of the audit findings and no more than [***] following all other audits.

18.

REGULATORY INSPECTIONS: If any regulatory authority either (a) contacts CPDC, (b) contacts FUSION with respect to Services conducted by CPDC, (c) conducts, or gives notice to CPDC of its intent to conduct an inspection at the premises of CPDC, or (d) takes, or gives notice to CPDC of its intent to take, any other regulatory action (including but not limited to warning letters or similar) alleging improper or inadequate research/manufacturing practices and/or failure to adhere to regulatory requirements with respect to any activity, the following shall occur: the receiving Party shall notify the other Party within [***] of such contact, and CPDC shall allow the regulatory authority to have direct access to the records relating to the Services, with the exception of records, reports and other Confidential Information that are not otherwise required to be disclosed, for the purpose of the inspection. For responses to the regulatory authority directly related to Services provided to FUSION, CPDC shall provide all written responses to FUSION for review. CPDC shall use commercially reasonable efforts to provide FUSION with at least [***] to comment on the responses (provided that FUSION shall provide any comments on the responses no less than [***] in advance of the deadline set forth by the applicable regulatory authority) and CPDC will be given due consideration to those comments for inclusion into the final response. CPDC shall provide FUSION with copies of all documentation issued by any regulatory authority and/or any proposed response thereto in connection with the Services.

19.

QUALITY AGREEMENT: Both Parties acknowledge that a Quality Agreement (as described in US Food and Drug Administration’s Guidance for Industry: Contract Manufacturing Arrangements for Drugs: Quality Agreements (May 2013), or equivalent thereto for the applicable regulatory jurisdiction) shall be established between the Parties. Such Quality Agreement shall outline roles and responsibilities for producing, testing and releasing investigational drugs for human use. Such Quality Agreement shall also describe the quality assurance roles and responsibilities for each Party. The Parties shall use reasonable best efforts to enter into such Quality Agreement as soon as practicable after the Effective Date.

If any of the terms of the Quality Agreement are in conflict with this Agreement, then the terms of this Agreement shall prevail over the Quality Agreement.

20.

INDEMNIFICATION: Each of the Parties (for purposes of this Section 20, an “Indemnifying Party shall indemnify and hold harmless the other Party and its affiliates and their respective employees, agents, officers and directors (such Party, the “Indemnified Party” and such group, such Party’s “Indemnified Group”) from and against any claims by a third party, and any resulting losses, costs, claims, suits, expenses (including reasonable legal fees), damages and awards (collectively, a “Claim”) arising out of or resulting from (i) the Indemnifying Party’s gross negligence or willful misconduct or (ii) a breach of any of the Indemnifying Party’s obligations, representations or warranties hereunder, unless such Claim results from the gross negligence or willful misconduct of any member of the other Party’s Indemnified Group. CPDC shall indemnify and hold harmless FUSION and its Indemnified Group from any breach or violation of or interference with the intellectual property rights of any person as a result of FUSION or its Indemnified Group using or commercially exploiting any CPDC Materials or any Work Product (other than in connection with: (I) any FUSION Materials included in such Work Product; or (II) the combination of FUSION Materials with any Work Product). FUSION shall indemnify and hold harmless CPDC and its Indemnified Group from any breach or violation of or interference with the intellectual property rights of any person as a result of using any FUSION Materials pursuant to this Agreement. Whenever an Indemnified Party has information from which it may reasonably conclude an incident has occurred which could give rise to a Claim, such Indemnified Party shall promptly give written notice to the Indemnifying Party of all pertinent data surrounding such incident. In the event a Claim is made, all Indemnified Party and its Indemnified Group shall assist the Indemnifying Party and cooperate in gathering information and in investigating and defending such Claim. No Indemnified Party (or any member of its Indemnified Group) shall, except at its own cost, voluntarily make any payment or incur any expenses in connection with any such Claim without the prior written consent of the Indemnifying Party. In addition, the Indemnifying Party may, at its sole discretion, and at its own expense, carry out the sole management, defense and settlement of such Claim, and shall provide lawyers of its sole choosing to defend against any such Claim.

21.

LIMITATION OF LIABILITY: Other than in connection with CPDC’s obligations set forth in Section 20 or for CPDC’s gross negligence or willful misconduct, CPDC shall not be liable to FUSION or any third party on account of [***].

EXCEPT FOR LIABILITY FOR BREACH OF A PARTY’S OBLIGATIONS UNDER THE NDA IN RESPECT OF CONFIDENTIAL INFORMATION DISCLOSED PURSUANT TO THIS AGREEMENT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided, however, that this paragraph shall not be construed to limit either Party’s indemnification obligations under Section 20.

Except for CPDC’s indemnity obligations under Section 20 or for CPDC’s gross negligence or willful misconduct, the aggregate liability of CPDC under each applicable Work Order shall not exceed [***].

CPDC shall be solely responsible for fees associated with and in compliance with all third-party licenses required or used in the performance of the Services. FUSION shall not be liable for any fees associated with such licenses.

[***].

22.

REPRESENTATIONS, WARRANTIES, AND DISCLAIMER: Each Party represents and warrants that: (a) the terms of this Agreement are not inconsistent with its other contractual arrangements or obligations; (b) it has full power and authority to enter into this Agreement, and (c) this Agreement is binding upon it. Except as expressly set forth in this Agreement (including the exhibits hereto), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGMENT, MERCHANTIBILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

23.

TERM; TERMINATION OR CANCELLATION BY FUSION: This Agreement shall be effective as of the Effective Date and continue for five years with an option for FUSION to renew for a second five years by written notice to CPDC unless terminated earlier in accordance with this Section 23. Thereinafter, the Agreement shall renew and be extended by mutual agreement of the Parties (which renewal or extension period shall, for greater certainty, constitute part of the term of this Agreement). Any work outstanding under any Work Order in effect immediately prior to the termination of this Agreement by way of expiration of the term of this Agreement will continue until the Services thereunder have been completed and the terms of this Agreement shall remain in effect with respect to those Work Orders during such time.

Either Party may terminate this Agreement in the event of material breach by the other Party in the performance of obligations of this Agreement, if such material breach is not cured within [***] after written notice of the default is provided to the Party in breach. Notwithstanding the foregoing, FUSION may terminate this Agreement immediately if CPDC breaches its obligations pursuant to the NDA in respect of Confidential Information disclosed to it by FUSION pursuant to this Agreement. Either Party may terminate this Agreement immediately if the other Party either (i) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (ii) suspends the operation of its present business or liquidates its business assets.

In the event this Agreement is terminated as aforesaid, any Work Orders outstanding at such time and any work thereunder shall be deemed to be terminated as of the date of such termination.

24.	EFFECT OF TERMINATION:

No new Work Orders may be entered into after the termination of this Agreement.

For its own convenience, upon [***] written notice to CPDC, FUSION may terminate a Work Order without terminating this Agreement itself or any other Work Orders.

Upon termination of this Agreement or any Work Order by FUSION, as soon as practicable after receipt of notice of such termination, CPDC shall: (a) wind down and cease the provision of any Services pursuant to the applicable Work Orders so terminated, if any, in such manner and over such reasonable wind down period in complete compliance with reasonable directions received from FUSION (the “Wind Down Work”);and (b) perform only such additional Wind Down Work and Services as are so reasonably necessary or required as aforesaid.

Pursuant to any termination of this Agreement pursuant to Section 23, FUSION shall pay to CPDC within [***] following receipt by FUSION of CPDC’s appropriate final detailed invoice, an amount equal to [***].

25.

SURVIVING OBLIGATIONS: The completion or termination of the Services shall not relieve either Party of its obligations to the other Party in respect of compensation for Services performed or pursuant to Sections 6, 7, 8, 9, 10, 12, 13, 17, 20, 21,22, 24, 25, 27, 31,33 34, 35, 36, 37, 38, 39 and 40.

26.

INVOICES: At times designated by the payment schedule set out in a Work Order, CPDC shall invoice FUSION for the amount claimed to be due under the payment schedule of such Work Order. Invoices must include the following information:

•	“Invoice” written on the document

•	Invoice date

•	Invoice number

•	Work Order number

•	Purchase Order Number, provided by FUSION upon agreement of Work Order

•	Total amount and currency

•	Reference to this Agreement

•	Bank account details

All invoices will be addressed to:

Fusion Pharmaceuticals Inc.

NRB A316

1280 Main Street West

Hamilton, Ontario

L8S 4K1

ATTN: [***]

27.

INTEREST AND COLLECTION COSTS: All invoices not paid to CPDC within [***] following the latter of invoice receipt by FUSION or invoice due date as set forth in the Work Order shall thereafter be payable together with interest computed at the rate of [***] from and after the expiration of said [***] grace period [***] (not to exceed the maximum interest rate permitted by applicable law).

28.	DELAY IN COMMENCEMENT: If the commencement of Services hereunder is delayed by FUSION more than [***] beyond the agreed-to schedule set forth in the Work Order, [***].

29.	TIMELINESS OF WORK:

The Parties recognize that the utility of the Services to be done by CPDC under this Agreement is dependent upon the timely completion of such Services in accordance with the schedule set forth in the applicable Work Order. However, the Parties likewise recognize that the exigencies which may arise during CPDC’s performance may require, from time to time, non-material deviations from the scheduled completion of increments of said performance. To the extent that said non-material deviations do not affect the quality of the performance and do not delay delivery of any Work Product within the time scheduled (as such time may be extended under the provisions of this Section 29) such non-material deviations in time shall not be considered as being a default or breach of this Agreement.

Should any delays arise, CPDC shall mitigate and/or limit their impact to the Work Order timelines.

FUSION acknowledges that when certain Services conducted under specific Work Order(s) are exploratory in nature the outcome of such Services cannot be guaranteed.

30.

FORCE MAJEURE: A Party shall be excused from performing its obligations hereunder if its performance is delayed or prevented by Acts of God, fire, explosion, war, riots, strikes, law, or any other cause beyond such Party’s control, but only to the extent of and during the reasonable continuance of such disability. A time for performance required by the a Work Order which falls due during or subsequent to the occurrence of any of the causes referred to in this Section 30 shall be deferred for a period of time equal to the period of disability resulting from such cause. Prompt notice shall be given to the opposite Party should a Party, for any reason referred to in this Section 30, be unable to perform within the time limitations set forth in the applicable Work Order.

31.

NOTICES: Any notice required or permitted hereunder must be in writing, and will be effective on the date of delivery when delivered personally or by e-mail or facsimile transmission (receipt verified), or the next business day after dispatch when sent by any recognized overnight courier service, or the fifth business day after dispatch when sent by certified mail, postage prepaid, return receipt requested. Notices should be addressed to the other Party at the address shown below or at such other address as a Party may designate by written notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof:

Centre for Probe Development and Commercialization	Fusion Pharmaceuticals Inc.
McMaster University	NRB A316
Nuclear Research Building	1280 Main Street West
1280 Main Street West	Hamilton, Ontario
Hamilton, Ontario	L8S 4K1
Canada, L8S 4K1	[***]
[***]

32.

DEBARMENT CERTIFICATION: CPDC represents that neither CPDC nor any persons employed by CPDC who is performing or has performed Services is under investigation by the FDA for debarment or disqualification action or is presently debarred or disqualified pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.) or equivalent rules and regulations of Canada (collectively, the “Act”). CPDC shall provide a written certification, if requested by FUSION, to this effect. CPDC shall promptly notify FUSION if any person who is performing or who has performed Services under this Agreement is debarred or disqualified under the Act. FUSION may terminate this Agreement, at its sole discretion, if any person providing Service hereunder is debarred or disqualified under the Act.

33.

ENTIRE AGREEMENT: This Agreement, together with the NDA, all Work Orders and the Qualify Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter, other than the NDA, which shall remain in full force and effect in accordance with its terms.

34.	AMENDMENT: This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

35.

ARBITRATION: In the event of any dispute, difference or question arising between the Parties in connection with this Agreement that has not been resolved within [***] through good-faith negotiations, the Parties agree to resolve any disputes via an arbitration conducted by three arbitrators selected pursuant to and in accordance with the AAA International Arbitration Rules with a seat of the arbitration in Toronto, Ontario, Canada.

36.

SEVERABILITY: If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the Parties as evidenced by this Agreement as a whole.

37.

ASSIGNMENT; STRUCTURAL EVENTS: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto; provided, however, that neither Party shall transfer or assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, each Party may assign this Agreement and its rights and obligations hereunder without such consent: (a) to a wholly-owned subsidiary; or (b) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by amalgamation, arrangement, merger, sale of shares, sale of assets or otherwise. In the event that CPDC forms, funds, spins-out, transfers assets to, or licenses technology to, or otherwise creates an entity with capabilities to provide services related to alpha particle emitting radiotherapeutics or directly research or develop alpha particle emitting radiotherapeutics, CPDC shall notify FUSION in writing in advance of any such change and, as a condition to any such change, shall cause such entity to confirm in writing to FUSION that it is bound by the applicable exclusivity provisions set forth in Section 3 ..

38.

NON-WAIVER: No failure or delay of one of the Parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.

39.

COUNTERPARTS: This Agreement and any amendment hereto, may be executed in one or more counterparts. All executed counterparts shall be deemed to be one and the same instrument. Delivery of a signed copy of this Agreement or any amendment hereto by fax or email shall constitute an original.

40.	GOVERNING LAW: This Agreement and all disputes related hereto or arising herefrom shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the date first above written.

Centre for Probe Development and Commercialization McMaster University Nuclear Research Building, 1280 Main Street West Hamilton, Ontario Canada, L8S 4K1		Fusion Pharmaceuticals Inc. NRB A316 1280 Main Street West Hamilton, Ontario L8S 4K1

By		By
Name	John Valliant	Name	John Valliant, PhD
Title	Chief Executive Officer	Title	President and Secretary
Date	February 21, 2017	Date	February 21, 2017

By
Name	Robert Sutherland
Title	CPDC, Chair Board of Directors

Signature Page to Master Service Agreement